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                                                                    EXHIBIT 99.2

                             For Immediate Release:

                   RENT-A-CENTER, INC. COMMENCES TENDER OFFER
                          FOR SENIOR SUBORDINATED NOTES

PLANO, TEXAS, APRIL 23, 2003 - Rent-A-Center, Inc. (Nasdaq: RCII) announced today that, through its wholly-owned subsidiary, Rent-A-Center East, Inc. (the "Company"), it has commenced a tender offer for all $272.25 million in aggregate principal amount of the Company's outstanding 11% Senior Subordinated Notes due 2008, Series D (CUSIP No. 76009N AC 4).

         The tender offer is scheduled to expire at 12:00 midnight, New York City time, on Tuesday, May 20, 2003, unless extended or earlier terminated (the "Expiration Date"). Holders of Senior Subordinated Notes who tender their Notes on or prior to 5:00 p.m., New York City time, on Wednesday, April 30, 2003, unless extended or earlier terminated (the "Early Tender Date"), will receive the Total Consideration of 107.5% of the principal amount of the Senior Subordinated Notes validly tendered (as described below). Holders who tender their Notes after 5:00 p.m., New York City time, on the Early Tender Date but prior to the Expiration Date, will receive 105.5% of the principal amount of the Senior Subordinated Notes validly tendered (the "Tender Offer Consideration"). The Total Consideration is the sum of the Tender Offer Consideration and a premium of 2.0% paid to each holder of Senior Subordinated Notes that validly tenders on or prior to the Early Tender Date. In each case, holders who validly tender their Notes shall receive accrued and unpaid interest up to, but not including, the applicable payment date.

         The Company currently intends to optionally redeem on August 15, 2003, in accordance with the terms of the indenture governing the Senior Subordinated Notes, all Senior Subordinated Notes that remain outstanding at that time, at the applicable redemption price of 105.5% of the principal amount thereof, plus accrued and unpaid interest to that date. This statement of intent shall not constitute a notice of redemption under the indenture. Such notice, if made, will only be made in accordance with the applicable provisions of the indenture.

         The Company intends to finance the tender offer with the net proceeds from the financing announced earlier today and cash on hand. The securities to be offered have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States, absent registration or an applicable exemption from such registration requirements.

         The Company's obligation to accept for purchase and to pay for Senior Subordinated Notes validly tendered in the tender offer are conditioned on, among other things, the receipt by the Company before 5:00 p.m., New York City time, on the Expiration Date of net proceeds from the offering of senior notes by the Company or other available sources of cash, in each case on terms and conditions satisfactory to the Company, sufficient to purchase all Senior Subordinated Notes validly tendered pursuant to the tender offer.

         The Company has retained Lehman Brothers Inc. to serve as the Dealer Manager for the tender offer and D.F. King & Co., Inc. to serve as the Information Agent. Requests for documents may be directed to D.F. King & Co., Inc. by telephone at (800) 848-3416 (toll-free)



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or (212) 269-5550. Questions regarding the tender offer may be directed to
Lehman Brothers Inc. at (800) 438-3242 (toll-free) or (212) 528-7581, Attention:
Darrell Chiang.

         Rent-A-Center, Inc., headquartered in Plano, Texas currently operates 2,547 company-owned stores in 50 states, Washington D.C. and Puerto Rico. The stores generally offer high-quality, durable goods such as home electronics, appliances, computers, and furniture and accessories to consumers under flexible rental purchase agreements that generally allow the customer to obtain ownership of the merchandise at the conclusion of an agreed-upon rental period. ColorTyme, Inc., a wholly-owned subsidiary of the Company, is a national franchisor of 318 rent-to-own stores, 306 of which operate under the trade name of "ColorTyme," and the remaining 12 of which operate under the "Rent-A-Center" name.

This press release and the guidance above contain forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "should," "anticipate," or "believe," or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements will prove to be correct, the Company can give no assurance that such expectations will prove to have been correct. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: uncertainties and volatility in the credit markets that could delay or prevent the Company from closing its proposed offering of senior notes; factors that may restrict the Company's ability to redeem any outstanding notes on August 15, 2003, including the Company's financial situation at that time; interest rate fluctuations; the Company's ability to effectively hedge interest rates on its outstanding debt; and the other risks detailed from time to time in Rent-A-Center, Inc.'s SEC filings, including but not limited to, its annual report on Form 10-K for the year ended December 31, 2002. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.



CONTACTS FOR RENT-A-CENTER, INC.:


David E. Carpenter                          Robert D. Davis
Director of Investor Relations              Chief Financial Officer
(972) 801-1214                              (972) 801-1204
dcarpenter@racenter.com                     rdavis@racenter.com